EXHIBIT 10.8

THIRD AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Third Amendment to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of October 22, 2007, by and between COMERICA BANK (“Bank”) and IPC THE HOSPITALIST COMPANY, INC. (f/k/a INPATIENT CONSULTANTS MANAGEMENT, INC.) (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of August 31, 2005, as amended from time to time including by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 30, 2006 and that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 31, 2007 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement are hereby amended and restated as follows:

“Applicable Term Loan Repayment Amount” means (i) One Hundred Twenty Five Thousand Dollars ($125,000) per month from October 2007 through September 2008, (ii) Two Hundred Twenty Nine Thousand One Hundred Sixty Six and 67/100 Dollars ($229,166.67) per month from October 2008 through September 2010 and (iii) Two Hundred Fifty Thousand Dollars ($250,000) per month from October 2010 through the Term Loan Maturity Date.

“Credit Extension” means each Advance, Term Loan or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries and Affiliates for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options and warrants, plus (v) seventy five percent (75%) of Borrower’s non-cash malpractice reserve expense, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed Five Million Dollars ($5,000,000).

“Liquidity” means the sum of Cash plus net trade Accounts receivable (including unbilled Accounts receivable less reserves).

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule and Investments in the Subsidiaries listed on Annex II hereto;

(b) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year; provided, however, that no Event of Default has occurred, is continuing or could exist after giving effect to the repurchases; or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(c) Investments accepted in connection with Permitted Transfers;

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputers with, customers or suppliers arising in the ordinary course of Borrower’s business; and

(e) Investments made in accordance with Borrower’s investment policy as approved and adopted by Borrower’s Board of Directors and as submitted to and approved in writing by Bank.

“Revolving Maturity Date” means September 15, 2011.

“Term Loan” has the meaning set forth in Section 2.1(c).

“Term Loan Maturity Date” means September 15, 2011.

2. The defined terms “Borrowing Base”, “Eligible Accounts”, “Eligible Foreign Accounts” and “Non-Formula Advances” are hereby deleted from the Agreement in their entirety.

3. Section 2.1(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line, less any amounts outstanding under the Letter of Credit Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.”

4. A new Section 2.1(c) is hereby added to the Agreement as follows:

“(c) Term Loan.

(i) Subject to and upon the terms and conditions of this Agreement, on October 22, 2007 or as soon thereafter as is practical, Bank shall make one term loan to Borrower in an aggregate amount of Ten Million Dollars ($10,000,000) (the “Term Loan”), which amount shall be used to repay amounts outstanding under the Revolving Line.

(ii) Interest shall accrue from the date the Term Loan is made at the rate specified in Section 2.3(a). The Term Loan shall be repaid in monthly installments of principal equal to the Applicable Term Loan Repayment Amount, plus accrued but unpaid interest, commencing on October 15, 2007 and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(c) shall be immediately due and payable. The Term Loan, once repaid, may not be reborrowed. Borrower may prepay the Term Loan without penalty or premium.”

5. Section 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.2 Intentionally Omitted.”

6. Section 5.3 of the Agreement is hereby amended and restated in its entirety to read as follows

“5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. Except as set forth in the Schedule and as permitted in Sections 6.6 and 7.1 of this Agreement, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

7. Section 6.2(a) and Exhibit C to the Agreement are hereby deleted in their entirety.

8. Section 6.2(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.”

9. Section 6.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Accounts. Borrower shall maintain and shall cause each of its Subsidiaries and Affiliates to maintain all its and such Subsidiaries’ and Affiliates’ primary depository and operating accounts with Bank. Borrower, its Subsidiaries and Affiliates may maintain their investment accounts with any financial institution so long as any such account is subject to a control agreement in form and content reasonably acceptable to Bank.”

10. Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Total Funded Debt to EBITDA. A ratio of Total Funded Debt to trailing twelve (12) month EBITDA, measured monthly, not to exceed (i) 3.65 to 1.00 for the period from October 22, 2007 through June 20, 2008, (ii) 3.40 to 1.00 for the period from June 30, 2008 through December 30, 2008 and (ii) 3.15 to 1.00 thereafter. For purposes of determining Borrower’s trailing twelve (12) month Total Funded Debt to EBITDA under this Section 6.7(a), Borrower shall be permitted to include the trailing twelve (12) month EBITDA of any entity or entities acquired by Borrower in accordance with the terms and conditions of Section 7.3, provided Bank is provided audited financial information with respect to such acquired entity/entities to verify the trailing twelve (12) month Total Funded Debt to EBITDA to Bank’s reasonable satisfaction.

(b) Liquidity Ratio. A ratio of Liquidity to all Indebtedness to Bank, measured monthly, of at least 1.20 to 1.00.

(c) Fixed Charge Coverage. A ratio of trailing twelve (12) month EBITDA to the sum of (i) trailing twelve (12) month cash taxes, (ii) trailing twelve (12) month non-financed capital expenditures, (iii) interest expense net of interest income and (iv) the current portion of long term debt and capital leases of at least 1.25 to 1.00.”

11. Exhibit D to the Agreement is hereby replaced with Exhibit D attached hereto.

12. Annex I to the Agreement is hereby amended to include:

“Delaware, Maryland, South Carolina, New Hampshire, Connecticut, Massachusetts”

13. Annex II to the Agreement is hereby amended to include:

“Hospitalists of Delaware, P.C.

Hospitalists of Maryland, Inc.

InPatient Consultants of Maryland-Singer, P.C.

InPatient Consultants of South Carolina, P.C.

IPC Hospitalists of New Hampshire, P.C.

Hospitalists Management of New Hampshire, Inc.”

14. Bank and Borrower hereby agree that Bank may, in its sole discretion, syndicate the credit facilities provided to Borrower under the Loan Documents and in connection therewith, Bank will act as Arranger and Syndication, Documentation and Administrative Agent for such transaction with customary rights, responsibilities and agency fees to be set forth in new loan documentation (which Borrower agrees to execute) and no other agents or arrangers shall be appointed without Bank’s approval. Borrower further agrees that the interest rates charged with respect to such credit facilities may be adjusted by Bank due to changes in market conditions if necessary to attract additional lenders to participate in such syndication.

15. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

16. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

17. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

18. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) an upfront fee in the amount of Fifty Thousand Dollars ($50,000), which may be debited from any of Borrower’s accounts;

(d) an Amendment to and Affirmation of Secured Guaranty Documents executed by each Guarantor;

(e) a Certificate of the Secretary of each Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the Amendment to and Affirmation of Secured Guaranty Documents;

(f) UCC Financing Statement with respect to HOSPITALISTS OF DELAWARE PC., a Delaware professional corporation, HOSPITALISTS OF MARYLAND, INC., a Maryland corporation, INPATIENT CONSULTANTS OF MARYLAND-SINGER, P.C., a Maryland professional corporation INPATIENT CONSULTANTS OF SOUTH CAROLINA, P.C., a South Carolina professional corporation; IPC HOSPITALISTS OF NEW HAMPSHIRE, P.C., a New Hampshire corporation and HOSPITALISTS MANAGEMENT OF NEW HAMPSHIRE, INC., a New Hampshire corporation;

(g) UCC Financing Statement Amendments with respect to Borrower and HOSPITALIST OF SOUTH CAROLINA, INC. (f/k/a INPATIENT CONSULTANTS OF SOUTH CAROLINA, INC.);

(h) a LIBOR/Prime Rate Addendum to Loan and Security Agreement;

(i) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(j) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

19. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

IPC THE HOSPITALIST COMPANY, INC. (f/k/a INPATIENT CONSULTANTS MANAGEMENT, INC.)

By:	/s/ Devra Shapiro

Title:	CFO

COMERICA BANK

By:	/s/ Gary Reagan

Title:	SVP

[Signature Page to Third Amendment to Second Amended and Restated Loan & Security Agreement]